NEW JERSEY MONEY MARKET
Supplemental Proxy Information (Unaudited)

A meeting of the Fund's shareholders was held on July 17, 2003.
The meeting was held for the following
purposes:

(1) To approve the election of ten (10) trustees to the Board of Trustees, as follows:

o David E.A. Carson
o Robert E. La Blanc
o Robert F. Gunia
o Douglas H. McCorkindale
o Stephen P. Munn
o Richard A. Redeker
o Judy A. Rice
o Robin B. Smith
o Stephen Stoneburn
o Clay T. Whitehead

(3) To permit an amendment to the management contract between PI and the Fund.

The results of the proxy solicitation on the preceding matters were:

Matter	Votes For	Votes Against	Votes Withheld	Abstentions

(1)
David E.A. Carson	161,004,592	--	711,469	--
Robert E. La Blanc	161,009,560	--	706,501	--
Robert F. Gunia	161,054,257	--	661,804	--
Douglas H.
McCorkindale	160,844,747	--	871,314	--
Stephen P. Munn	160,976,971	--	739,090	--
Richard A. Redeker	160,861,823	--	854,238	--
Judy A. Rice	161,054,257	--	661,804	--
Robin B. Smith	160,785,689	--	930,372	--
Stephen Stoneburn	161,004,592	--	711,469	--
Clay T. Whitehead	160,054,257	--	661,804	--

(3)
Permit an amendment
to the management
contract between PI
and the Company	158,736,433	2,068,571	--	911,047

One or more matters in addition to the above referenced proposals were submitted for shareholder approval, and the shareholder meeting relating to those matters was adjourned until August 21, 2003, and a date following the close of the reporting period.

A meeting of the Fund's shareholders was held on August 21, 2003. The meeting was held for the following purposes:

(2) To approve a proposal to permit the manager to enter into, or make material changes to, subadvisory agreements without shareholder approval.

(4b) To approve changes to fundamental investment restrictions and policies, relating to: issuing senior securities, borrowing money or pledging assets.

(4c) To approve changes to fundamental investment restrictions and policies, relating to: buying and selling real estate.

(4d) To approve changes to fundamental investment restrictions and policies, relating to: buying and selling commodities and commodity contracts.

(4f) To approve changes to fundamental investment restrictions and policies, relating to: making loans.

(4g) To approve changes to fundamental investment restrictions and policies, relating to: other investment restrictions, including investing in securities of other investment companies.

The results of the proxy solicitation on the preceding matters were:

Matter	Votes For	Votes Against	Votes Withheld	Abstentions

(2)
Permit the Manager
to Enter Into, or
Make Material
Changes to
Subadvisory
Agreements without
Shareholder
Approval	56,281,936	5,101,917	--	698,319

(4b)
Issuing Senior
Securities,
Borrowing Money or
Pledging Assets	55,924,654	4,928,718	--	1,228,800

(4c)
Buying and Selling
Real Estate	56,363,987	4,605,372	--	1,112,813

(4d)
Buying and Selling
Commodities
and Commodity
Contracts	56,401,095	4,869,556	--	811,521

(4f)
Making Loans	56,190,380	4,856,955	--	1,034,837

(4g)
Other Investment
Restrictions	56,065,375	4,704,025	--	1,312,772

One or more matters in addition to the above referenced proposals were submitted for shareholder approval, and the shareholder meeting relating to those matters was adjourned until August 21, 2003, and a date following the close of the reporting period.